INDEPENDENT AUDITORS' REPORT

The Board of Directors
Seligman Growth Fund, Inc.

In planning and performing our audit of the financial statements of Seligman Growth Fund, Inc. (the "Fund") for the period ended June 30, 2000 (on which we have issued our report dated August 11, 2000), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and not to provide assurance on the Fund's internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that it may become inadequate because of changes in conditions, or that the effectiveness of the design and operation may deteriorate.

Our consideration of the Fund's internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of June 30, 2000.

This report is intended solely for the information and use of management, and the Board of Directors of Seligman Growth Fund, Inc., and is not intended to be and should not be used by anyone other than these specified parties.

DELOITTE & TOUCHE, LLP

New York, New York
August 11, 2000